Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200320 on Form S-8 of Tyco International plc of our report dated June 25, 2014 relating to the statement of net assets available for benefits as of December 31, 2013 of the Tyco International Retirement Savings and Investment Plan (“Plan”), appearing in this Annual Report on Form 11‑K of the Plan for the year ended December 31, 2014.

/s/ CROWE HORWATH LLP

South Bend, Indiana
June 26, 2015